UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 19, 2006

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13782	25-1615902
(Commission File Number)	(IRS Employer Identification No.)

1001 Airbrake Avenue Wilmerding, Pennsylvania	15148
(Address of Principal Executive Offices)	(Zip Code)

(412) 825-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On July 25, 2006, the Company issued a press release reporting, among other things, the Company’s financial results for the quarter ended June 30, 2006. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 2.02 by reference.

In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to this Item 2.02 in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing, and as set forth in Item 8.01 herein.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On July 19, 2006, the Company’s Board of Directors approved a restructuring plan to improve the profitability and efficiency of certain business units. As part of the plan, the Company will downsize two of its Canadian plants, in Stoney Creek and Wallaceburg, by moving production to lower-cost facilities and outsourcing.

The restructuring plan includes expenses of about $11 million pre-tax, primarily for pension-related accounting charges estimated to be $ 8.9 million and fixed asset writedowns estimated to be $ 1.7 million. These expenses, approximately $8 million of which are non-cash, will be recorded in the second half of 2006 and the first half of 2007, in accordance with accounting and regulatory guidelines. The company expects to realize a payback of less than one year on cash restructuring expenses, which are expected to be about $3 million. A copy of the press release announcing this matter is attached hereto as Exhibit 99.1 and the portion entitled “Restructuring Plan” is incorporated into this Item 2.05 by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished and portions thereof are filed (as described in Item 2.05) with this report on Form 8-K:

Exhibit No.	Description

99.1	Press release dated July 25, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

By:	/s/ Alvaro Garcia-Tunon
Alvaro Garcia-Tunon Chief Financial Officer

Date: July 25, 2006

EXHIBIT INDEX

Number	Description	Method of Filing

99.1	Press release dated July 25, 2006.	Filed herewith.